MA SOC Filing Number: 202600000750 Date: 1/28/2026 1:19:39 PM

THE COMMONWEALTH OF MASSACHUSETTS I hereby certify that, upon examination of this document, duly submitted to me, it appears that the provisions of the General Laws relative to corporations have been complied with, and I hereby approve said articles; and the filing fee having been paid, said articles are deemed to have been filed with me on: WILLIAM FRANCIS GALVIN Secretary of the Commonwealth January 28, 2026 01:19 PM MA SOC Filing Number: 202600000750 Date: 1/28/2026 1:19:39 PM